Exhibit 10.9

MANAGEMENT EMPLOYMENT AGREEMENT

THIS MANAGEMENT EMPLOYMENT AGREEMENT (this “Employment Agreement”) is dated as of April 1, 2010 (the “Effective Date”) by and between NETSPEND CORPORATION, a Delaware corporation (the “Company”) and Anh Vazquez, an individual residing at the address set forth on the signature page hereto (the “Executive”). Certain terms used herein are defined in Section 8(k) hereof.

WITNESSETH:

WHEREAS, the Company wishes to secure the services of the Executive as Executive Vice President, Direct Channel of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth;

WHEREAS, in consideration of the employment to be provided hereby and the amounts to be paid as provided herein, the Executive desires to be employed by the Company and to agree with the Company as further provided herein; and

WHEREAS, the Executive previously executed and remains subject to the provisions of that certain Mutual Non-Disclosure Agreement (the “Non-Disclosure Agreement”) dated January 31, 2008, by and between the Executive and the Company, the surviving terms of which are incorporated herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                       Employment by the Company.

(a)                                       The Company agrees to employ the Executive in the position of Executive Vice President, Direct Channel, and the Executive accepts such employment and agrees to perform such duties as the Company’s Chief Executive Officer or his or her designee may assign from time to time. During the Term (as hereinafter defined), the Executive shall report to the Company’s Chief Executive Officer or his or her designee.

(b)                                      The Executive agrees to devote her business time and energies to the business of the Company and to perform her duties hereunder faithfully, diligently and to the best of her ability. The Executive, if so requested by the Company, also shall serve, without additional compensation, as an officer, director or manager of any of NetSpend Holdings, Inc. (“Holdings”) and/or any other subsidiary of Holdings or other Affiliate. During the Term, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board of Directors of the Company (the “Board”), conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.                                       Term of Employment. Unless otherwise mutually agreed upon by the parties hereto, the term of the Executive’s employment pursuant to this Employment Agreement (the “Term”) shall be for the period commencing on the Effective Date and ending on April 30, 2011. This Employment Agreement shall automatically renew for additional one (1) year terms beginning on May 1, 2011 and on each subsequent anniversary thereof (each, an “Expiration Date”) unless (i) the Executive notifies the Company in writing of her intention to terminate her employment pursuant to this Employment Agreement at least thirty (30) calendar days prior to the applicable Expiration Date or (ii) the Company notifies the Executive in writing of its intention to terminate her employment pursuant to this Employment Agreement at least thirty (30) calendar days prior to the applicable Expiration Date. Notwithstanding the foregoing, the Executive’s employment may be earlier terminated as provided in Section 4 hereof.

3.                                       Compensation, Benefits and Expenses. As full compensation for all services to be rendered by the Executive to the Company and its Affiliates in all capacities, the Executive shall receive the following compensation, benefits, and reimbursement of expenses during the Term:

(a)                                  Salary. During the Term, the Executive shall be entitled to receive an annual salary of $350,000.00 (the “Base Salary”), payable not less frequently than semimonthly in accordance with the then-customary payroll practices of the Company. Executive’s Base Salary shall be reviewed for adjustment by the Compensation Committee of the Board (the “Compensation Committee”) at least once annually during the Term, and the determination of whether to increase the Base Salary shall be in the sole discretion of the Company. For the avoidance of doubt, the Company shall not be obligated to increase the Base Salary during the Term. For the purposes of this Agreement, “Base Salary” shall refer to the Executive’s Base Salary on an annualized basis and as adjusted pursuant to the terms of this Agreement.

(b)                                 Bonus. The Executive shall be eligible to participate in the bonus program of the Company now or hereafter maintained by the Company (the “Bonus Program”), subject to the terms and conditions of such Bonus Program; provided that the Executive shall be eligible to earn a bonus of up to 70% of the Base Salary at 100% target, with a maximum bonus of 105% of the Base Salary. For purposes of clarification, the Board may elect to eliminate or modify any Bonus Program at any time during the Term.

(c)                                  Participation in Executive Benefit Plans. The Executive additionally shall be permitted during the Term, if and to the extent eligible, to participate in employee benefit plans now or hereafter maintained by the Company and/or Holdings and generally provided to the Company’s executives, subject to the terms and conditions of such plans. Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder.

(d)                                 Expenses. Subject to the limitations set forth in Section 9(b), the Company shall pay or reimburse the Executive for all reasonable and necessary expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s duties under this Employment Agreement, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then-customary practices of the Company.

(e)                                  Vacation. The Executive shall be entitled to up to four (4) weeks of personal time off (“PTO”), which shall include, without limitation, vacation and sick leave.

(f)                                    Withholding of Taxes. The Company may withhold from any compensation or benefits payable under this Employment Agreement or otherwise all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling and, where applicable, in accordance with any lawful election made by the Executive.

4.                                       Termination.

(a)                                  Termination upon Death. If the Executive dies during the Term, the Term shall terminate as of the date of her death.

(b)                                 Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform her essential job functions hereunder, with or without reasonable accommodation in accordance with the Americans With Disabilities Act, as determined by the Board in its good faith judgment, for: (i) a period of one hundred twenty (120) consecutive days; or (ii) for shorter periods aggregating one hundred fifty (150) days during any twelve-month period (a “Disability”), the Company, by written notice to the Executive, may terminate the Executive’s employment, in which event the Term shall terminate ten (10) calendar days after the date upon which the Company shall have given notice to the Executive of its intention to terminate the Executive’s employment because of the Disability. Nothing in this Section 4(b) shall be deemed to extend the Term.

(c)                                  Termination by Company for Cause. If the Company determines, in its sole discretion, that (i) the Executive has committed any felony or other offense involving moral turpitude or any crime relating to her employment, (ii) the Executive has violated this Employment Agreement or any other written agreement with the Company or any Affiliate, in any material respect, and fails to cure such violation within fourteen (14) calendar days after notice of such conduct, (iii) the Executive has committed any act of fraud, theft or personal dishonesty with respect to the Company or any Subsidiary or otherwise detrimental to the Company or any Subsidiary, (iv) the Executive has, in the good faith opinion of the Board, failed to perform her duties hereunder or has performed such duties in a grossly negligent manner or with willful malfeasance, (v) the Executive has failed to observe material Company policies applicable to executives of the Company, or (vi) the Executive has violated any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination, (the foregoing clauses (i) through (vi) being referred to herein collectively as “Cause”), then the Company, at any time by written notice to the Executive, may terminate the employment of the Executive for Cause, which notice shall set forth the reasons for the Company’s terminating the Executive’s employment for Cause, and terminate the Term and Executive’s employment pursuant to this Employment Agreement effective as of the date of such notice and, except as provided in Section 5(b) hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice.

(d)                                 Termination by Company Without Cause. The Company may terminate the Term at any time, without Cause, upon thirty (30) calendar days’ written notice by the

Company to the Executive and, except as provided in Section 5(a) hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination. The Executive’s termination of employment on any Expiration Date following notice by the Company to the Executive of the Company’s intention to terminate this Employment Agreement on such Expiration Date, as provided in Section 2 hereof, shall constitute a termination without Cause hereunder.

(e)                                  Termination by Executive for Good Reason. The Executive may terminate the Term at any time with Good Reason (as hereinafter defined), upon thirty (30) calendar days’ written notice by the Executive to the Company (which notice shall be received by the Company no later than thirty (30) calendar days following the Executive’s knowledge of the occurrence of any of the events set forth in clauses (i) or (ii) below) and, except as provided in Section 5(a) hereof, the Executive shall have no right to receive any compensation or benefit hereunder after such termination. For purposes of this Employment Agreement, “Good Reason” shall mean, without the Executive’s written consent: (i) the Company violates this Employment Agreement in any material respect, including, without limitation, the failure of the Company to pay or provide to the Executive the Base Salary or any reduction in the Base Salary or any downward change in the target bonus percentage (it being understood by the Executive that the Board may elect not to maintain a Bonus Program at any time during the Term and that the Company is not obligated to pay the Executive any bonus hereunder); (ii) the Company makes a material reduction in the Executive’s duties as Executive Vice President, Direct Channel, as provided in Section 1(a) hereof, other than by reason of the expiration of the Term or a termination of the Term pursuant to Sections 4(a), 4(b), 4(c) or 4(d) hereof; or (iii) the sale or other transfer of all or substantially all of the assets of the Company to a corporation or other entity in a transaction in which such corporation or other entity does not assume all of the obligations of the Company hereunder. Good Reason shall not be deemed to exist unless the Company fails to cure the event giving rise to Good Reason within thirty (30) calendar days after receipt of written notice thereof given by the Executive to the Company, which notice shall specifically set forth the nature of such event and the corrective action reasonably sought by the Executive.

(f)                                    Termination by Executive Without Good Reason. The Executive may terminate the Term at any time, without Good Reason, upon thirty (30) calendar days’ written notice by the Executive to the Company and, except as provided in Section 5(b) hereof, the Executive shall have no right to receive any compensation or benefit after such termination.

5.                                       Severance Payments.

(a)                                  Severance Payments for Termination by the Company Without Cause or Termination by Executive With Good Reason. If during the Term the Company terminates the Term pursuant to Section 4(d) hereof or the Executive terminates the Term pursuant to Section 4(e) hereof, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination of the Term specified in the Company’s or Executive’s notice, as the case may be (the “Termination Date”), and:

(i)                                     the Company shall pay to the Executive the following sums: (A): all accrued and unpaid Base Salary through the Termination Date, (B) any unpaid or unreimbursed expenses incurred by the Executive through the Termination Date in accordance with Section 3(d) hereof, and (C) to the extent permitted under the applicable plans, programs or policies, if any, all previously earned, accrued, and unpaid benefits from the Company, Holdings and their respective employee benefit plans, including any such benefits which have become vested prior to the Termination Date under the retirement plans, and any other such benefits under disability, and life insurance plans, policies, and programs applicable to the Company which benefits, if any, shall be payable as provided therein (collectively, the “Accrued Obligations”); and

(ii)                                  the Company shall pay to the Executive the following sums, subject to the final sentence of this Section 5(a)(ii) and Sections 5(c), 6 and 9 hereof: (A) an amount equal to the Base Salary, as in effect on the Termination Date, payable over the twelve (12) month period following the Termination Date (the “Severance Period”), (B) the pro rata portion of any bonus that would have been received by the Executive for the then-current fiscal year (based upon the number of months elapsed in such fiscal year prior to the Termination Date (including the month of the termination), calculated by the Board in its sole discretion), payable when bonuses generally are paid to executives of the Company pursuant to the terms of the Bonus Program (that is, no later than 75 days following the applicable year-end), (C) any accrued but unpaid bonus in respect of any fiscal year ending prior to the fiscal year in which the Termination Date falls (which shall be paid notwithstanding any requirement that the Executive otherwise be employed by the Company on the date of the payment of such bonus), payable when bonuses generally are paid to executives of the Company pursuant to the terms of the Bonus Program, and (D) if the Executive elects to continue her participation and/or that of her eligible dependents in the Company’s group health and/or dental plans for a period of time under the Consolidated Omnibus Reconciliation Act of 1985 “COBRA”) then, through the earliest of (1) the expiration of the Severance Period, (2) the period during which the Executive is entitled to continuation coverage under COBRA and (3) the date the Executive becomes eligible to receive comparable medical coverage under a group health plan (within the meaning of Section 5001(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), under new employment (the earliest of such periods, the “COBRA Continuation Period”), the Company will contribute to the premium cost of the Executive’s coverage and that of her eligible dependents under those plans at the rate it contributed to the Executive’s premium cost of coverage on the Termination Date. To be eligible for these Company premium contributions, however, the Executive must pay the same portion of the premium cost during the COBRA Continuation Period as is paid by the Company’s active employees. The Executive is required to notify the Company immediately if she begins new employment during the COBRA Continuation Period and to repay promptly the cost of any benefit contributions made by the Company for coverage after Executive becomes eligible to participate in the group policy of such new employer. After the Company’s contributions end, the Executive may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits. If, prior to the end of the Severance Period, the Executive violates Section 6 hereof, then the Company shall have no obligation to make any of the payments that remain payable by the Company under this Section 5(a)(ii) on or after the date of such violation.

(iii)                               If during the Term and in connection with or during the twelve-month period following a Change in Control (as defined in the Amended and Restated NetSpend Holdings, Inc. 2004 Stock Option Plan), the Company terminates the Term pursuant to Section

4(d) hereof or the Executive terminates the Term pursuant to Section 4(e) hereof, then, in lieu of the payment set forth in Section 5(a)(ii)(B) above (pro-rated bonus), the Company shall pay to the Executive an amount equal to 70% of the Base Salary, as in effect on the Termination Date, payable in a lump sum within sixty (60) Business Days following the Termination Date. If the Executive violates Section 6 hereof, then the Company shall have no obligation to make the payment set forth under this Section 5(a)(iii).

(b)                                 Payments upon Termination by Company for Cause, Termination by Executive Without Good Reason, Death or Disability. If the Term is terminated by the Company pursuant to Sections 4(a), 4(b) or 4(c) hereof or if the Executive terminates the Term pursuant to Section 4(f) hereof, the Executive shall receive only the Accrued Obligations.

(c)                                  Eligibility. For the Executive (or her estate) to be eligible to receive the severance payments and benefits provided for in Section 5(a)(ii) and, if applicable, (iii), the Executive (or her estate or, in the event of the Executive’s legal incapacity, her legal representative) will be obligated to execute and deliver to the Company (and not revoke) a release (to be provided by the Company) substantially in the form attached hereto as Exhibit A (the “Release”); provided, however, that the Company shall have the right to modify the form of Release as necessary to comply with applicable law and/or the particular circumstances of termination. The Company shall deliver the Release to the Executive within five (5) Business Days following the Termination Date.

(d)                                 No Mitigation. The Executive shall not be required to mitigate the amount of any severance payments or benefits provided for in Section 5(a)(ii) and (iii) by seeking other employment or otherwise and the amount of any such severance payments and benefits shall not be reduced by any compensation earned as a result of the Executive’s other employment or otherwise.

6.                                       Certain Covenants of the Executive. To induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

(a)                                  Confidential Information. During the Restricted Period (as hereinafter defined) and thereafter, the Executive shall not, directly or indirectly, disclose to any Person who is not authorized by the Company to receive such information, or use or appropriate for her own benefit or for the benefit of any Person other than the Company, (i) any documents or other papers relating to the Company, including, without limitation, any such information, documents or papers relating to the Company’s Current Lines of Business (as hereinafter defined) or the customers of the Company (whether such customers were customers of the Company prior to or after the date hereof) including, without limitation, files, business relationships and accounts, royalty relationships, licensing relationships, pricing policies, customer lists, computer software and hardware or (ii) any other materials relating to the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, know-how, marketing plans or strategies, product development techniques or plans, product concepts and designs, business acquisition plans, financial or other performance data, personnel and other policies of the Company, whether generated by the Executive or by any other Person and/or whether developed prior to the date hereof (collectively, “Confidential Information”); provided, however, that Confidential Information shall not include any information readily ascertainable from public or published information, or trade sources (other than as a direct or indirect result of unauthorized disclosure by the Executive).

(b)                                 Receipt of Confidential Information. The Executive acknowledges that: (i) the Company is presently engaged in the marketing, processing and distributing of prepaid debit cards, stored value cards and other similar products from which the Company derives substantial revenues (collectively, the “Company’s Current Lines of Business”); (ii) contemporaneously with the Executive’s execution of this Employment Agreement, the Company is providing the Executive with Confidential Information, including, without limitation, information relating to the Company’s information technology systems, and related technologies, and information previously or hereafter provided relating to the Company’s legal affairs and business relationships, and the Company will continue to provide the Executive with Confidential Information in the future while the Executive is employed with the Company; (iii) the Executive has received the Confidential Information; (iv) in the Executive’s position as Executive Vice President, Direct Channel, the Executive will need the Confidential Information to properly carry out the Executive’s duties hereunder; (v) the Company’s provision of Confidential Information to the Executive, in exchange for the Executive’s agreement and covenant to maintain the confidentiality of the Confidential Information, as set forth in Section 6(a) hereof gives rise to the Company’s interest in restraining the Executive from competing against the Company as set forth in Sections 6(c), 6(e), 6(f), 6(g) and 6(h) hereof; (vi) the Executive’s agreement and covenant not to compete with the Company as set forth in Sections 6(c), 6(e), 6(f) 6(g) and 6(h) hereof is designed to enforce the Executive’s agreement and covenant to maintain the confidentiality of the Confidential Information as set forth in Section 6(a) hereof; (vii) the agreements and covenants contained in Sections 6(a) through 6(h) hereof (the “Restrictive Covenants”) are essential to protect the goodwill and profitability of the Company’s Current Lines of Business; and (viii) the agreements and covenants contained in Sections 6(a) through 6(h) hereof will not involve a substantial hardship upon the Executive’s future livelihood. Accordingly, the Executive covenants and agrees for the benefit of the Company, with respect to herself, to comply with the Restrictive Covenants.

(c)                                  Non-Compete. At all times during the Term and for a period of one (1) year thereafter (the entirety of such period being the “Restricted Period”), the Executive shall not, in the United States of America or any other country in which the Company then engages in business, directly or indirectly, accept employment with, provide services to or have any interest (as an owner, sole proprietor, shareholder, partner, director, officer, employee, consultant, agent or otherwise) in any financial institution, third party processor, member service provider, card association or independent sales organization or other similar business that directly competes with the Company’s Current Lines of Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than one percent (1%) of the outstanding securities of any Person which is listed on any national securities exchange or regularly traded in the over-the-counter market.

(d)                                 Property of the Company. At no time shall the Executive remove or cause to be removed from the premises of the Company any memorandum, note, list, record, file, document or other paper, equipment or any like item relating to the Company, or its customers, distribution partners or issuing banks (including copies, extracts and summaries thereof) except as specifically permitted hereunder or in furtherance of the performance of her duties on behalf of the Company. Upon termination of employment the Executive must return Confidential Information to the Company in accordance with the provisions of Section 8(b) hereof. All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by the Executive or made available to the Executive concerning the Company (whether or not prior to the date hereof), are and shall be the property of the Company (or its customers, distribution partners, or issuing banks) and shall be delivered by the Executive to the Company, and all electronic copies thereof shall be deleted by the Executive from any personal computer or other similar device belonging to the Executive promptly upon the termination of the Executive’s employment with the Company.

(e)                                  Employees of the Company. During the Restricted Period, the Executive shall not:

(i)                                     induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way intentionally interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee thereof, on the other hand; or

(ii)                                  solicit for hire any person who was an employee of the Company or any Affiliate until six (6) months after such individual’s employment relationship with the Company or any Affiliate has been terminated.

(iii)                               hire any person who was an employee of the Company or any Affiliate until six (6) months after such individual’s employment relationship with the Company or any Affiliate has been terminated.

(f)                                    Solicitation of Customers and/or Suppliers. During the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, or encourage (or assist any other Person to do any of the foregoing), for the Executive’s benefit or for the benefit of any Person other than the Company, any Person who is then or has been within the preceding 12-month period a customer, supplier or account of the Company, or any potential customer, supplier or account whose identity the Executive learned during the course of her relationship with the Company (whether or not prior to the date hereof), to terminate its contractual or other relationship with the Company.

(g)                                 Servicing of Customers. During the Restricted Period, the Executive shall not furnish any services similar to those furnished while she was employed by the Company (whether prior to or after the date hereof) to any customer or account of the Company.

(h)                                 Exception. Notwithstanding any provision set forth in Sections 6(c), 6(e)(ii) and (iii), 6(f) and 6(g) to the contrary, Section 6 of this Agreement shall not preclude the Executive or any other person from accepting or lawfully performing services as an employee or otherwise in the State of California.

(i)                                     Future Employer. The Executive shall inform any future employer of the Restrictive Covenants and provide such employer with a copy thereof, prior to the commencement of that employment.

(j)                                     Corporate Opportunities. During the Term, the Executive promptly shall disclose to the Company any business idea or opportunity which falls within the scope of the Company’s Current Lines of Business, which business idea or opportunity shall become the sole property of the Company if the Company elects to pursue such idea or opportunity as part of the Company’s Current Lines of Business or as a business project. All programs, product concepts, materials, results or ideas (“Inventions”) conceived, made, developed, reduced to practice, or worked on, in whole or in part, solely by the Executive or jointly with others prior to the date of this Employment Agreement, during the Term, relating to the business of the Company are and shall be deemed to be “work for hire” and, at the election of the Company, shall be the sole property of the Company, without any further consideration paid to the Executive. The Executive shall disclose promptly in writing to any duly appointed officer of the Company, any Invention, whether or not patentable or copyrightable or entitled to legal protection as a trade secret or otherwise. Upon the request of the Company, the Executive agrees to disclaim promptly in writing all such rights and give all reasonable assistance and execute such documents to enable the Company to prepare and prosecute any application for patent or copyright registration. The Company shall have the sole right as it may deem appropriate to determine the treatment of information related to any Inventions, including but not limited to the right to keep the same as a trade secret, to use, disclose, and publish same without prior patent application or copyright registration and to file the same in its own name or to follow any other procedure which the Company may deem appropriate. Notwithstanding the foregoing, this subsection (j) is subject to Appendix A hereto.

(k)                                  Rights and Remedies Upon Breach. If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)                                     Specific Performance. The right and remedy to seek from any court of competent jurisdiction in Travis County, Texas specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates and that money damages will not provide an adequate remedy. Any action or proceeding arising out of this Employment Agreement shall be maintained in Travis County, Texas. In the event an action is filed for specific performance or injunctive relief under this Section 6(k)(i), the parties further agree to submit to jurisdiction and venue in Travis County, Texas.

(ii)                                  Accounting. The right and remedy to require the Executive to account for and pay over to the Company and its Affiliates all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants.

(l)                                     Severability of Covenants. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any Governmental Authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar to the provisions governing the term, breadth or geographic scope of the Restrictive Covenants so as to provide to the Company and Affiliates thereof, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

(m)                               Enforceability in Jurisdictions. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the right of the Company, or any of their Affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(n)                                 Reasonableness of Restrictions. The Executive has carefully read and considered the provisions of this Section 6, and having done so, agrees that the restrictions set forth herein, including, but not limited to, the time period of restriction, the geographic areas of restriction, and the scope of the restriction are fair and reasonable, are supported by sufficient and valid consideration, and these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Affiliates, officers, directors, stockholders and other employees.

7.                                       Arbitration. Any and all claims or controversies between the Company and the Executive relating to the Executive’s employment with the Company, or the termination thereof, including claims for breach of contract, personal injury, tort, employment discrimination (including unlawful harassment), and any violation of any state or federal, law shall be resolved by final binding arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The Executive understands that this agreement to arbitrate covers any and all claims that the Executive might bring under Title VII, the Americans With Disabilities Act or the Age Discrimination in Employment Act. The arbitrators shall be selected from a panel provided by the American Arbitration Association. Any such arbitration shall be conducted in Austin, Texas or such other place as may be mutually agreed upon by the parties. Each party shall select one (1) individual to act as arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. Each party shall bear its own costs, expenses and attorneys’ fees. The Executive shall pay a portion of the arbitrators’ expenses and administrative fees of arbitration equal to the standard filing fee in the U. S. Federal District Court, Western District in Austin, Texas. The Company shall pay the remainder of the arbitrators’ expenses and administrative fees of arbitration. If any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Notwithstanding anything to the contrary contained in this Section 7, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates.

8.                                       Other Provisions.

(a)                                  Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications under this Employment Agreement shall be in writing and shall be conclusively deemed delivered and effective (i) when hand delivered to the other party, (ii) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error; provided, however, that the sender shall contemporaneously mail a copy of the notice to the addressee by the method provided for in (i) or (ii) above, but such mailing shall in no way alter the time at which the notice sent by facsimile transmission is deemed received, in each case to the intended recipient as set forth below:

(i)                                     if to the Company, to:

NetSpend Corporation Austin Centre
701 Brazos Street, 12th Floor
Austin, TX 78701
Telephone: (512) 532-8280
Fax: (512) 469-9951
Attn: General Counsel

and

(ii)                                  if to the Executive, to her at the address set forth on the signature page hereto.

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 8.

(b)                                 Return of Confidential Information and the Company’s Property. The Executive agrees that all documents, records, electronic data, and tangible items and materials containing or embodying any Confidential Information (whether prepared by the Executive or by others), including all copies thereof, that are in the Executive’s possession, custody, or control are the property of the Company and shall as soon as is practicable be returned to the Company and that any electronic copies thereof shall be deleted by the Executive from any personal computer or other similar device belonging to the Executive upon termination of the Executive’s employment with the Company, whether voluntary or otherwise, or at any time upon the Company’s request. In addition, upon termination of employment for any reason, the Executive shall return all property of the Company for which the Executive is responsible including but not limited to pagers, security access keys, and laptop computers, or that is in the Executive’s possession, custody, or control.

(c)                                  Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto, including, without limitation, the offer letter by and between the Company and the Executive dated as of April l 1, 2008 and the Non-Disclosure Agreement. Neither the termination of the Executive’s employment hereunder nor the expiration or termination of the Term or of this Employment Agreement shall affect the enforceability of Section 6 hereof.

(d)                                 Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(e)                                  Governing Law. This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Texas applicable to agreements made and to be performed entirely within such State. Venue for enforcement of this Employment Agreement shall be in Travis County, Texas.

(f)                                    Payment of Severance. In addition to the provisions of Section 6(c) hereof, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of Section 6 hereof, any severance payments and/or benefit then or thereafter due from the Company to the Executive shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such severance payments and/or benefit shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under Section 6 hereof or the Company’s other rights and remedies available at law or equity.

(g)                                 Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement other than the right to the Executive’s estate under Section 5(c) hereof.

(h)                            Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; provided, however, that it shall be enforceable by the Executive’s legal representatives and other successors in interest. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

(i)                                     Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j)                                     Construction. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement. Whenever required by the context any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

(k)                                  Certain Definitions.

“Affiliate” means any entity from time to time owned or controlled by the Company.

“Business Day” means a day other than Saturday, Sunday or a day on which banks in Austin, Texas are not required to be open or are authorized to remain closed.

“Governmental Authority” means any United States federal, state or local or foreign government or governmental, regulatory or administrative authority, department, agency, commission, entity or other political subdivision thereof or any court, tribunal, or judicial or arbitral body.

“Person” means any natural person, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

9.                                       Compliance With Code Section 409A. Notwithstanding anything herein to the contrary, this Employment Agreement is intended to be interpreted and operated so that the payments and benefits set forth herein either shall either be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A. The Executive hereby acknowledges and agrees that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable state income tax laws. Specifically, the parties agree as follows:

(a)                                  Each severance payment shall be treated as a right to a series of separate payments as set forth in Treasury Regulation 1.409A-2(b)(2)(iii) and no severance payment shall be paid later than the last day of the second taxable year of the Executive following the taxable year of the Executive’s “separation from service” as defined in Treasury Regulation 1.409A-1(h) (“Separation From Service”). To the extent that any severance payment constitutes a “deferral of compensation” subject to Code Section 409A (a “409A Payment”), then, (A) in the event that a termination of Executive’s employment does not constitute a Separation From Service, such 409A Payment shall begin at such time as the Executive has otherwise experienced such a Separation from Service, and the date of such Separation from Service shall be deemed to be her Termination Date for purposes of Section 5 hereof, and (B) if on the date of the Executive’s Separation from Service, the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of her death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in Section 5.

(b)                                 With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Code Section 409A (as determined by the Company in its sole discretion), each of the following shall apply: (1) no reimbursement of expenses incurred by Executive during any taxable year shall be made after the last day of the following taxable year of Executive, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to Executive in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

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10.                                 WAIVER OF JURY TRIAL. NO PARTY TO THIS EMPLOYMENT AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS EMPLOYMENT AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

NETSPEND CORPORATION

By:	/s/ Daniel R. Henry

/s/ Anh Vazquez
Anh Vazquez

Address:

Exhibit A

Form of Release

This Release Agreement is by and between NetSpend Corporation, a Delaware corporation (the “Company”), and Anh Vazquez (“Vazquez”).

1.             The parties hereby acknowledge and agree to the severance terms set forth in Section 5(a)(ii) and, if applicable, (iii) of the Employment Agreement, dated as of April 1, 2010 (the “Employment Agreement”), between the Company and Vazquez. Vazquez further acknowledges and agrees that she is not entitled to any severance payment or benefits, pursuant to the Employment Agreement or otherwise, unless she signs this Release and returns it to the Company, as required by Section 5(c) of the Employment Agreement.

2.             For and in consideration of the severance payments and benefits the Company will pay to Vazquez pursuant to clauses (ii) and, if applicable, (iii) of Section 5(a) of the Employment Agreement, Vazquez, on her own behalf and on behalf of her successors and assigns (collectively referred to as “Releasor”), hereby releases and forever discharges the Company and NetSpend Holdings, Inc., and their respective predecessors, successors, corporate affiliates, stockholders, officers, directors, agents, representatives, employees, consultants and advisors (collectively referred to as “Releasee”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Release, including, but not limited to, the following: (i) all such claims and demands directly or indirectly arising out of or in any way connected with Vazquez’s employment with the Company or the termination of that employment; (ii) all such claims and demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay and/or any other form of compensation; (iii) any claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Texas Commission on Human Rights Act and section 8307c of the Texas Workers Compensation Act; and (iv) any claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, wrongful discharge, discrimination, harassment, fraud, defamation, intentional tort, emotional distress and negligence.

3.             Notwithstanding anything to the contrary contained in this Release, Releasor does not release Releasee from any (i) claims against Releasee that may arise after this Release has become effective; (ii) rights to indemnification conferred upon Releasor as an officer, director or employee of the Company or any Affiliates pursuant to the certificate or articles of incorporation or bylaws of such entity, in accordance with applicable law; (iii) rights under [list stock option agreements], or (iv) rights of Releasor under Section 5(a) of the Employment Agreement.

4.             Vazquez acknowledges that she has been advised to consult independent legal counsel before signing this Release, and hereby represents that she has executed this Release after having the opportunity to consult independent counsel and after considering the terms of this Release for at least twenty one (21) days (although Vazquez may choose to voluntarily execute this Release earlier). Vazquez further represents and warrants that she has read this Release carefully, that she has discussed it or has had reasonable opportunity to discuss it with her counsel, that she fully understands its terms, and that she is signing it voluntarily and of her own free will.

5.             Vazquez acknowledges that the consideration for this Release is consideration to which she would not otherwise be entitled and is in lieu of any rights or claims that she may have with respect to any severance benefits or other remuneration from the Company.

6.             This Release shall not become effective until the eighth day following the date on which Vazquez has executed it, provided that she has not revoked it. At any time prior to that effective date, Vazquez may revoke this Release by providing notice of revocation to the Board of Directors of the Company. If Vazquez exercises her right to revoke this Release, any obligation of the Company to pay her severance under the Employment Agreement shall terminate.

7.             Vazquez agrees that she will not, either directly or indirectly through any agent or surrogate, and whether orally or in writing, “Disparage” (as defined herein) the Company or its affiliates, or the members, directors, managers, officers, or employees of the Company or its affiliates. In addition, the Company agrees that no Board member or executive officer of the Company shall Disparage Vazquez. As used in this Agreement, to “Disparage” includes, but is not limited to, impugning the character, honesty, integrity, morality, business acumen, abilities, qualities, or reliability of any person or entity.

8.             This Release may not be amended or modified except by a writing signed by the Company and Vazquez. This Release shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws thereunder.

[Signature Page Follows]

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/s/ Anh Vazquez
Anh Vazquez

Dated:       This 5 day of May, 2010.

WITNESSES:

/s/ Amy Lui	Amy Lui
Name

/s/ Mercedes E. Navarro	Mercedes E. Navarro
Name

ACKNOWLEDGEMENT

STATE OF California	)
	)	SS:
COUNTY OF San Mateo	)

On this 5th day of May, 2010, before me, the undersigned officer, personally appeared Anh Vazquez, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that she has executed the same for the purposes therein contained and acknowledged the same to be her free act and deed.

In witness whereof, I have hereunto set my hand.

/s/ Shruti Bhalla
Notary Public

My Commission Expires:	June 18 2011

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Appendix A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of her rights in an invention to her employer shall not apply to an invention that the employee developed entirely on her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)        Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)        Result from any work performed by the employee for her employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.